Exhibit 10.65
ITC HOLDINGS CORP.
SPECIAL BONUS PLAN
Amended and Restated
Effective November 12, 2007

ARTICLE I
INTRODUCTION
          The Plan was established effective as of June 15, 2005 by ITC Holdings Corp. for the purpose of providing special bonuses to certain non-executive employees of ITC Holdings Corp. and its Subsidiaries and Affiliates. Effective November 12, 2007, the Plan is amended and restated in its entirety, to reflect: (i) that all previously awarded bonuses that had heretofore been considered unvested under the Plan will be considered fully vested as of such date, (ii) that all such vested amounts will be paid to the Participants as soon as practicable after such date, and (iii) that any future bonus amounts as determined hereunder after the effective date of this amended and restated Plan will be fully vested and paid to Participants as soon as is practicable after being awarded.
          The Plan is intended to constitute a “bonus program,” and as such is not to be considered an “employee pension benefit plan” under or in any manner subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Further, the Plan is not intended to provide for any deferral of compensation, as that term is defined under Internal Revenue Code Section 409A (“Section 409A”), and regulations issued thereunder, and as a result is not in any manner subject to the provisions of Section 409A.
ARTICLE II
DEFINITIONS
          The following capitalized terms used in the Plan have the respective meanings set forth in this Article II:
     2.1. “Affiliate” shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.
     2.2. “Beneficiary” shall mean such person or legal entity as may be designated by a Participant under Section 5.3 to receive benefits hereunder after such Participant’s death.
     2.3. “Committee” shall mean the compensation committee of the board of directors of the Company (or any successor entity thereto).
     2.4. “Common Stock” or “Share” shall mean common stock of the Company.
     2.5. “Company” shall mean ITC Holdings Corp., its successors and assigns.
     2.6. “Eligible Employee” shall mean an active Employee who holds outstanding Options.
     2.7. “Employee” shall mean a non-executive, who is currently employed by the Company, or any Subsidiary or Affiliate.
     2.8. “Employer” shall mean the Company and each Subsidiary or Affiliate of the Company designated by the Company that employs one or more Eligible Employees who have become Participants in accordance with Article III.
     2.9. “Option Plan” shall mean the Amended and Restated 2003 Stock Purchase and Option Plan of ITC Holdings and Its Subsidiaries, as from time to time amended.
     2.10. “Options” shall mean those outstanding, unexercised options to purchase Common Stock granted to any Participant under the Option Plan.
     2.11. “Participant” shall mean an Eligible Employee who is selected by the Committee to participate in the Plan.
     2.12 “Person” shall mean a person as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.
     2.13. “Plan” shall mean this ITC Holdings Corp. Special Bonus Plan, as amended from time to time.
     2.14. “Plan Year” shall mean the period beginning January 1 and ending December 31 of each calendar year.
     2.15. “Special Bonus Amount” shall mean a special bonus awarded by the Committee to the Participant, as described in Section 4.1.
     2.16. “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
ARTICLE III
PARTICIPATION BY ELIGIBLE EMPLOYEES
     3.1 Participation. Participation in the Plan is limited to Eligible Employees. An Eligible Employee shall be selected to participate in the Plan as determined by the Committee in its sole discretion. This Plan is intended to be limited to a select group of non-executive employees of the Employers. To the extent that the Committee determines that an employee no longer qualifies as part of such a group, the Committee can provide that such employee is ineligible for additional bonuses under the Plan.
     3.2 Continuity of Participation. A Participant who separates from service with all of the Employers shall immediately cease active participation under the Plan. Unless otherwise determined by the Committee, however, the separation from service of a Participant with one Employer will not interrupt the continuity of the Participant’s active participation in the Plan if, concurrently with such separation or as part of a coordinated transfer from one Employer to another, the Participant is employed by one or more of the other Employers.

ARTICLE IV
AWARDS OF SPECIAL BONUS AMOUNTS
     4.1. Special Bonus Amounts. For each Plan Year, the Committee, in its sole discretion, shall determine with respect to each Participant whether such Participant shall be awarded a Special Bonus Amount for part or all of such Plan Year and, if so, in what amount. In determining the amount of the Special Bonus Amount, the Committee shall among other factors give consideration from time to time to dividends paid, or expected to be paid, on Common Stock during such Plan Year and to the number of Options held and outstanding by each Participant during such Plan Year. Neither of such factors, nor the fact that a Participant has been awarded a Special Bonus Amount with respect to prior Plan Years shall in any way restrict the Committee’s discretion with respect to the awarding of future Special Bonus Amounts. Further, the awarding and amount(s) of such Special Bonus Amounts shall in no way, either directly or indirectly, be contingent upon or otherwise payable on the exercise of any Option granted to any Participant under the Option Plan.
ARTICLE V
DISTRIBUTIONS
     5.1. Timing of Distribution of Special Bonus Amounts. On and after the effective date of this amended and restated Plan, any Special Bonus Amount awarded under this Plan shall be distributed in a lump sum payment, as soon as administratively feasible (but not later than fifteen days), after such Special Bonus Amount becomes vested as otherwise provided in Section 6.1.
     5.2. Form of Distribution. All distributions shall be made in a single, lump sum cash payment.
     5.3 Beneficiary Designation. Each Participant shall have a right to designate a Beneficiary with respect to amounts payable under the Plan. A Participant may from time to time change his designated Beneficiary without the consent of such Beneficiary by filing a new designation in writing with the Company or its designee. If no Beneficiary designation is in effect at the time of the Participant’s death, or if the designated Beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant’s estate.
ARTICLE VI
VESTING
     6.1 Vesting in Special Bonus Amounts. All Participants shall immediately be considered 100% fully vested in any Special Bonus Amounts that are first determined and awarded under Section 4.1 on or after the effective date of this amended and restated Plan. Further, any Special Bonus Amounts awarded before the effective date of this amended and restated Plan that have been credited to a Participant’s Special Bonus Account (as described in the provisions of the prior version of the Plan; along with any earnings, gains and/or losses thereon), shall become fully 100% vested as of the effective date of this amended and restated Plan.

ARTICLE VII
FUNDING AND PARTICIPANT’S INTEREST
     7.1 The Plan shall be unfunded and the Company shall pay all distributions from its general assets; and a Participant (or the Participant’s Beneficiary) shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder.
ARTICLE VIII
ADMINISTRATION AND INTERPRETATION
     8.1. Administration. The Committee shall be responsible for administering the Plan. However, the Committee may delegate its duties and powers in whole or in part as it determines. The Committee has full discretionary authority to construe and interpret the terms and provisions of the Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Employers; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.
     8.2. Interpretation. The Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Company’s purposes in adopting the Plan. Any decision, interpretation or other action made by the Committee arising out of or in connection with the Plan, shall be final, binding and conclusive on the Employers and all Eligible Employees, Participants and Beneficiaries and their respective heirs, executors, successors and assigns. The Committee’s determinations hereunder need not be uniform, and may be made selectively among Eligible Employees, Participants and Beneficiaries, whether or not they are similarly situated.
ARTICLE IX
AMENDMENT AND TERMINATION
     9.1. Amendment and Termination. The Committee shall have the right, at any time, to amend or terminate the Plan, in whole or in part, provided that such amendment or termination shall not materially and adversely affect the accrued and vested rights of any Participant or Beneficiary under the Plan. Notwithstanding the foregoing, the Committee shall have the right to amend the Plan in such manner as it deems necessary to preserve all applicable laws and/or favorable accounting treatment by the Company of the benefits provided under this Plan (including, without limitation, to make any amendment to this Plan that would be necessary in order to cause the Plan, in form and/or in operation, to be compliant with Section 409A, if and to the extent it is determined that such provision applies to this Plan, and to avoid any tax thereunder being imposed on any Participant). The Company reserves the right, in its sole discretion, to discontinue the awarding of Special Bonus Amounts, or completely terminate the Plan at any time.

ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1. Right to Employment. The adoption and maintenance of the Plan shall not be deemed to constitute a contract between an Employer and any Eligible Employee, or to be a consideration for, or an inducement or condition of, the employment of any individual. Nothing herein contained, or any action hereunder, shall be deemed to give any Eligible Employee the right to be retained in the employ of an Employer or to interfere with the right of any Employer to terminate any Eligible Employee at any time.
     10.2. Alienation or Assignment of Benefits. Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, a Participant’s rights and interest under the Plan shall not be assigned or transferred except as otherwise permitted by the Committee, and a Participant’s rights to benefit payments under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary. The Company may assign its rights and obligations under the Plan to a Person or entity, which is a Subsidiary, Affiliate or a successor in interest to substantially all of the business operations of the Company.
     10.3. Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
     10.4. Right to Withhold. To the extent required by applicable law in effect at the time a distribution is made from the Plan, the Company, any Employer or their respective agents shall have the right to withhold or deduct from any distributions or payments hereunder any taxes required to be withheld by federal, state or local governments prior to making any such distributions or payments.
     10.5. Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan, without giving effect to principles of conflicts of laws to the extent not pre-empted by federal law.
     10.6. Effective Date. The original effective date of the Plan is June 15, 2005. The effective date of this amended and restated version of the Plan is November 12, 2007.

Date: November 12, 2007	ITC HOLDINGS CORP.
	By:	/s/ Linda H. Blair
Linda H. Blair
		Its:	Executive Vice President and Chief Business Officer